EXHIBIT 99

USA Biomass Corporation
7314 Scout Drive
Bell Gardens, CA 90201-4904
Phone:  (562) 928.9900    Fax:  (562) 928.9932

NEWS RELEASE

FOR IMMEDIATE RELEASE

USA Biomass Corporation is Delisted from Nasdaq

             Bell Gardens, California January 11, 2001. USA Biomass Corporation (the “Company”), a “clean green” waste processing, waste transportation and recycling company, was delisted from The Nasdaq Smallcap Market at the opening of business on January 11, 2001. A Nasdaq Staff Determination dated December 29, 2000 stated that its decision to delist the Company’s securities was based on the following factors: concerns regarding the residual equity interest, if any, of the existing listed securities holders; uncertainty regarding the Company’s financial position subsequent to the Company’s bankruptcy filing on December 8, 2000; lack of compliance with the net tangible assets, market capitalization and net income requirements for continued listing on The Nasdaq Smallcap Market set forth in Marketplace Rule 4310(c)(2)(B); and lack of documentation supporting the Company’s ability to sustain compliance with all requirements for continued listing. It is the Company’s position that the delisting violates section 362(a) of the Bankruptcy Code.

             The Company, and two of its affiliates, American Waste Transport, Inc. and American Greenwaste, Inc., filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Central District of California, Los Angeles Division, on December 8, 2000. The Company, as debtor in possession, continues to manage and operate its core businesses subject to the supervision of the Bankruptcy Court, while seeking to formulate a plan of reorganization of its business and assets.

For further information contact:
Lance B. Jones President & CEO, USA Biomass Corporation: 562-928-9900

             This press release contains forward looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. With the exception of historical information, the matters discussed in this press release are “forward-looking statements” that involve a number of risks and uncertainties. The actual results of the Company could differ significantly from such statements due to factors including, but not limited to: the risk that the Company’s positions regarding the automatic stay may not be accepted by the courts; risks related to the Company’s decision to voluntarily file under Chapter 11 of the bankruptcy laws; risk that a trustee will be appointed to operate the Company’s business; ability to operate successfully under a Chapter 11 proceeding; risks associated with the ability to profitably perform on the Company’s contracts; management of the Company’s growth; growth of the Company’s biomass business, general economic conditions; various conditions specific to the green waste processing industries; and factors discussed in the Company’ s annual report on Form 10-KSB for the fiscal year ended December 31, 1999 and quarterly reports on Form 10-QSB for the periods ended March 31, 2000; June 30, 2000 and September 30, 2000. The Company undertakes no obligation to update any forward-looking statements except as may be required by the Company’s disclosure obligations under federal securities laws in filings made with the Securities and Exchange Commission.

SOURCE: USA Biomass Corporation

CO: USA Biomass Corporation

ST: California

IN: ENV FIN

SU: ERN